UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

October 4, 2005
(Date of earliest event reported)

FOX & HOUND RESTAURANT GROUP
(Exact name of registrant as specified in its charter)

DELAWARE	000-22753	52-2016614
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 NORTH WATERFRONT PARKWAY, SUITE 310, WICHITA, KANSAS	67206
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (316) 634-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The Company announced that it signed a letter of intent with Levine Leichtman Capital Partners ("LLCP") for the acquisition of all of the Company's outstanding common stock for an all cash price of $14.00 per share, other than shares held by certain stockholders and members of management. The buyer would be a newly formed affiliate of LLCP in which certain executive officers and other members of senior management, including Steven M. Johnson, our Chief Executive Officer, James K. Zielke, our Chief Financial Officer, Gary M. Judd, our President, and Kenneth C. Syvarth, our Chief Operating Officer, would participate as equity holders. As part of the transaction, the participating stockholders and members of management would be required to vote their shares of Company stock in favor of the transaction with LLCP and to exchange their shares of Company stock and options for stock and options of the continuing company after the transaction.

The Board of Directors of the Company created a Special Committee of independent directors to consider the proposal. The Special Committee unanimously approved the letter of intent and recommended its approval by the Board of Directors. The proposed transaction is subject to successful completion of due diligence and execution of mutually agreed upon definitive agreements. The closing of the transaction would be subject to the buyer obtaining financing for the transaction, stockholder approval and other customary closing conditions. LLCP has obtained a "highly confident" letter from Libra Securities, LLC to provide senior financing for the proposed transaction. There can be no assurance that definitive agreements can or will be signed or that a transaction can or will be completed.

The Board of Directors unanimously approved the Company entering into the letter of intent dated October 4, 2005, which has an exclusivity agreement with LLCP that extends through January 31, 2006. The Company has agreed not to solicit alternative transactions but may respond to certain unsolicited proposals and may terminate the exclusivity agreement prior to January 31, 2006 upon receipt of a superior proposal for an alternative transaction. Under certain circumstances, if the Company terminates the exclusivity agreement for a superior proposal or the Company enters into an agreement with respect to an alternative transaction before May 1, 2006, the Company will be required to pay LLCP a fee of $5 million. In addition, the Company has agreed to reimburse LLCP for its expenses in certain circumstances.

Item 9.01. Financial Statements and Exhibits.

EX-1. Press Release issued by the Company dated October 4, 2005.

EX-2. Letter Agreement by and between the Company and Levine Leichtman Capital Partners, Inc. dated October 4, 2005.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOX & HOUND RESTAURANT GROUP (Registrant)
October 4, 2005 (Date)	/s/ JAMES K. ZIELKE James K. Zielke Chief Financial Officer, Secretary, and Treasurer (Duly Authorized Officer)

Exhibit Index
EX-1.	Press Release issued by the Company dated October 4, 2005.
EX-2.	Letter Agreement by and between the Company and Levine Leichtman Capital Partners, Inc. dated October 4, 2005.